                                                                    Exhibit 99.1

[MERCK LOGO]                                                        NEWS RELEASE
--------------------------------------------------------------------------------

Media Contacts: Tony Plohoros                  Investor Contact:  Mark Stejbach
                (908) 423-3644                                   (908) 423-5185

                Anita Larsen
                (908) 423-6022


    MERCK ANNOUNCES SECOND-QUARTER 2004 EARNINGS PER SHARE (EPS) OF 79 CENTS

     o    MERCK REAFFIRMS FULL-YEAR 2004 EPS GUIDANCE OF $3.11 TO $3.17
     o    MERCK ANTICIPATES THIRD-QUARTER EPS OF 80 TO 84 CENTS
     o    DIABETES COMPOUND MK-431 ENTERS PHASE III CLINICAL TRIALS
     o MERCK AND BRISTOL-MYERS SQUIBB ENTER GLOBAL DEVELOPMENT AND COMMERCIALIZATION ALLIANCE FOR MURAGLITAZAR, A NOVEL COMPOUND FOR TREATMENT OF DIABETES
     o MERCK AND VERTEX ENTER BROAD COLLABORATION TO DEVELOP AND COMMERCIALIZE VX-680, A NOVEL COMPOUND FOR THE TREATMENT OF CANCER
     o MERCK AND H. LUNDBECK A/S EXTEND AGREEMENT FOR THE EXCLUSIVE DEVELOPMENT AND COMMERCIALIZATION OF SLEEP DISORDER COMPOUND GABOXADOL TO JAPAN


WHITEHOUSE STATION, N.J., July 21, 2004 - Merck & Co., Inc. today announced that earnings per share for the second quarter of 2004 were $0.79, level with earnings per share from continuing operations* during the same period in 2003. Net income was $1,768.1 million, compared to income from continuing operations of $1,784.5 million in the second quarter of last year. Worldwide sales grew 9% to $6.0 billion for the quarter.

         For the first six months of 2004, earnings per share were $1.52, compared to earnings per share from continuing operations of $1.47 during the first six months of 2003. Net income was $3,386.7 million, compared to income from continuing operations of $3,329.4 million for the first six months of 2003. Sales grew 5% for the period to $11.7 billion.

         "Our strategic investments in our pipeline continue to strengthen Merck's prospects for both near- and long-term growth," said Merck Chairman, President and Chief Executive Officer Raymond V. Gilmartin.

         Sales growth of Merck's major in-line franchises collectively was offset by lower revenues from Merck's relationship with AstraZeneca LP, which were primarily driven by generic and over-the-counter competition. Overall, second-quarter sales performance included a

                                    - more -

*Continuing operations exclude only the results from Medco Health Solutions, Inc., which was spun off on Aug. 19, 2003.

3-point favorable effect from foreign exchange. Sales outside of the United States accounted for 43% of second-quarter sales, compared to 42% of sales for the second quarter of 2003.

         Sales growth for the quarter includes a favorable comparison to 2003, which was impacted by $405 million of wholesaler buy-out. Following the implementation of the new distribution program for U.S. wholesalers in the fourth quarter of 2003, fluctuations in 2004 sales caused by wholesaler investment buying have significantly moderated.

         Marketing and administrative expenses increased 2% compared to the second quarter of 2003. Excluding the impact of $21 million for restructuring costs related to position eliminations, marketing and administrative expenses for the second quarter were at the same level as 2003. The company is on track to eliminate 4,400 positions worldwide. Approximately 4,000 positions had been eliminated as of June 30. This program, which was announced in October 2003, will be completed by the end of 2004.

THIRD-QUARTER AND FULL-YEAR 2004 EPS GUIDANCE

         Merck anticipates third-quarter earnings per share (EPS) of $0.80 to $0.84. Merck reaffirms full-year 2004 EPS of $3.11 to $3.17. Please see pages 9-10 of this news release for a breakdown of Merck's full-year 2004 financial guidance.

CONTINUED STRONG GROWTH IN STRATEGIC LICENSING ACTIVITIES

         Merck continued to augment its internal research efforts with a comprehensive licensing and external alliance strategy across the entire spectrum of collaborations from early research to late-stage compounds, as well as new technologies and targeted acquisitions. In the first half of 2004, Merck executed 26 significant transactions, including research collaborations, pre-clinical and clinical compounds and technology transactions, and has more than 40 opportunities currently in detailed review. Since the beginning of 2002, Merck has entered into more than 110 such transactions.

         Research and development expenses increased 25% during the second quarter, including the impact of Merck's external collaborations, such as with Bristol-Myers Squibb and Vertex Pharmaceuticals.

         In April, Merck and Bristol-Myers Squibb entered into a global collaborative agreement for muraglitazar, Bristol-Myers Squibb's dual PPAR (peroxisome proliferator-activated receptor) agonist, currently in Phase III clinical development for use in treating both blood glucose and lipid abnormalities in patients with type 2 diabetes. Bristol-Myers Squibb received a $100 million

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
                                       3

upfront payment and could receive additional milestone payments. Merck and Bristol-Myers Squibb will jointly develop the clinical and marketing strategy for muraglitazar and share equally in future development and commercialization costs. Both companies will co-promote the product to physicians on a global basis, and Merck will receive payments based on net sales levels.

         In June, Merck and Vertex Pharmaceuticals Incorporated entered into a global collaboration to develop and commercialize VX-680, Vertex's lead Aurora kinase inhibitor that is expected to enter clinical development this year for the treatment of cancer. Aurora kinases are implicated in the onset and progression of many different human cancers, and novel Aurora kinase inhibitors such as VX-680 have the potential to play an important future role in the treatment and management of a wide range of tumor types. Vertex received a $20 million upfront payment and could receive up to an additional $14 million in research funding over the next two years. In addition, Vertex could receive additional milestone payments.

         Also in June, Merck and H. Lundbeck A/S announced an extension of their agreement for the exclusive development and commercialization of the sleep disorder compound gaboxadol to Japan. In February, the two companies announced their alliance for the exclusive U.S. development and commercialization of gaboxadol. Under the terms of the extended agreement, Merck and Lundbeck will jointly conduct the clinical program required for filing a New Drug Application
(NDA) in Japan, with Merck funding the majority of the development activities. Following approval, the companies plan to co-promote gaboxadol in Japan. Lundbeck will receive a share of Japanese gaboxadol sales.

MERCK LATE-STAGE PIPELINE SHOWS PROMISE

         As expected, Merck's investigational compound, MK-431, a DP-IV inhibitor for the treatment of type 2 diabetes, entered Phase III clinical trials during the second quarter. The company anticipates filing for regulatory approval in 2006.

         Merck's investigational pentavalent rotavirus vaccine, ROTATEQ, demonstrated 100-percent efficacy against severe rotavirus gastroenteritis and 74-percent efficacy against rotavirus gastroenteritis of any severity in healthy infants, according to results from a new dose-ranging study presented at the annual meeting of the European Society for Pediatric Infectious Diseases in May. Merck is currently conducting the large-scale Rotavirus Efficacy and Safety Trial (REST) with more than 65,000 infants at clinical sites around the world, which will provide additional safety and efficacy data. The company expects to submit a Product License

                                    - more -

Application (PLA) to the U.S. Food & Drug Administration (FDA) for ROTATEQ in the second half of 2005. In children under 5, rotavirus causes approximately one-third of diarrhea-associated hospitalizations in developing countries and nearly half a million deaths worldwide every year.

        In a new study presented at the National Immunization Conference, a single dose of PROQUAD in 4- to 6-year-olds used in place of the routinely administered second dose of M-M-R II was generally well-tolerated and resulted in antibody responses similar to those developed with M-M-R II and VARIVAX separately. PROQUAD is Merck's investigational vaccine that adds the chickenpox vaccine to Merck's existing measles, mumps and rubella vaccine. The company expects to submit a PLA to the FDA for PROQUAD in the second half of 2004.

MAJOR IN-LINE PRODUCT PERFORMANCE

         Each of Merck's major in-line franchises ranks either No. 1 or 2 in its class, in terms of worldwide sales, as Merck continues to demonstrate the value of its medicines to patients, physicians and payers through proven health outcomes.

         Worldwide sales of ZOCOR, Merck's statin for modifying cholesterol, reached $1.4 billion in the second quarter and $2.7 billion for the first six months. U.S. mail-order-adjusted prescription levels for ZOCOR increased by approximately 3 percent for the quarter, as compared to the second quarter of 2003. Merck continues to communicate the results of the landmark Heart Protection Study (HPS) to physicians and consumers.

         In July, the National Cholesterol Education Program (NCEP) issued a report recommending modifications to the Adult Treatment Panel III (ATP III) guidelines. The report, which was based on five major studies, including HPS, was endorsed by: the American Heart Association; the American College of Cardiology; and the National Heart, Lung, and Blood Institute. The new report may lead to an increase in the number of people for whom cholesterol-lowering medicines should be considered. Under the NCEP ATP III guidelines, an estimated 36 million people would be eligible for cholesterol-lowering medication such as ZOCOR for cholesterol management. According to the new report, in high-risk persons, the recommended LDL-C goal is < 100 mg/dL. The report also indicates that when risk is very high, such as for a patient with established cardiovascular disease plus multiple major risk factors (especially diabetes), an LDL-C goal of < 70 mg/dL is a reasonable clinical strategy for physicians.

                                    - more -

         FOSAMAX continued as the most-prescribed medicine worldwide for the treatment of postmenopausal, male and glucocorticoid-induced osteoporosis. Global sales were strong, reaching $792 million during the quarter and $1.6 billion for the first six months. U.S. mail-order-adjusted prescription levels for FOSAMAX were in line with second-quarter 2003 levels.

         In April, the JOURNAL OF INTERNAL MEDICINE published findings from the first international head-to-head study that compared the efficacy of FOSAMAX Once Weekly (alendronate) 70 mg to Evista (raloxifene) 60 mg once daily, which showed that FOSAMAX provided significantly greater increases in bone mineral density at the lumbar spine and total hip.

         The potential for continued growth in the osteoporosis market remains strong worldwide. Fewer than 25 percent of women with osteoporosis in seven major markets (the United States, Canada, the United Kingdom, France, Italy, Germany and Spain) have been diagnosed and treated. In the United States, market research suggests that fewer than 40 percent of women who have had a bone mineral density test - and have been told by their doctors they have osteoporosis or osteopenia - receive treatment.

         Global sales of Merck's antihypertensive medicines, COZAAR and HYZAAR**, were strong, reaching $725 million for the quarter and $1.4 billion for the first six months. COZAAR and HYZAAR compete in the fastest-growing class in the antihypertensive market, angiotensin II antagonists (AIIA). COZAAR is the second-most-frequently prescribed AIIA in the United States and the largest-selling AIIA in Europe. U.S. mail-order-adjusted prescription levels for COZAAR and HYZAAR increased by 5 percent during the quarter, as compared to the second quarter of 2003.

         Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the treatment of chronic asthma and the relief of symptoms of seasonal allergic rhinitis, were strong, reaching $643 million in the second quarter and $1.3 billion during the first six months. U.S. mail-order-adjusted prescription levels for SINGULAIR increased by 21 percent during the quarter, as compared to the second quarter of 2003. SINGULAIR continues to be the second-most-prescribed product in the overall respiratory market in the United States as patients, physicians and managed care organizations continue to recognize the value SINGULAIR offers to those who suffer from asthma or seasonal allergic rhinitis.

         Worldwide sales of VIOXX, Merck's arthritis and pain medicine, were $653 million for the second quarter and $1.3 billion for the first six months. U.S. mail-order-adjusted prescription levels for VIOXX decreased by 5 percent during the quarter, as compared to the second quarter of 2003.

                                    - more -

**COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.

         Following FDA approval for the acute treatment of migraine in late March, VIOXX is now approved for treating more types of painful conditions than any other coxib in the United States and remains the only coxib approved to relieve migraine pain and associated migraine symptoms. Merck continues to seek new uses for VIOXX to extend the clinical benefits of the product to new populations. A supplemental NDA for VIOXX is under review by the FDA for the treatment of juvenile rheumatoid arthritis.

         Outside of the United States, VIOXX continues to be the best-selling arthritis and pain medicine. Indications for VIOXX for migraine and juvenile rheumatoid arthritis also are being sought outside of the United States.

         Global sales of Merck's newest coxib, ARCOXIA, reached $62 million in the second quarter and $92 million for the first six months. To date, ARCOXIA has been launched in 45 countries outside of the United States. Additional launches will continue in other countries throughout the year.

         During the second quarter, the FDA informed Merck that there are no plans for an Advisory Committee meeting for ARCOXIA at this time. Under PDUFA (Prescription Drug User Fee Act), for standard NDAs filed in 2003, FDA's goal is to review and act on 90 percent of NDAs within 10 months of filing. The goal PDUFA date for the NDA for ARCOXIA is Oct. 30, 2004.

         Results from two acute dental pain studies with ARCOXIA were published during the second quarter. The first study, published in CLINICAL THERAPEUTICS, showed that patients taking ARCOXIA 120 mg experienced pain relief lasting for a full 24 hours compared with 10 hours for patients taking ibuprofen. In the second study, published in the CLINICAL JOURNAL OF PAIN, patients taking ARCOXIA 120 mg or naproxen sodium 550 mg had significantly greater pain relief scores over eight hours than those taking a commonly used narcotic, acetaminophen with codeine.

         Sales of Merck's other promoted medicines and vaccines were $1.3 billion during the second quarter and $2.5 billion for the first six months. Sales of these products were $1.2 billion and $2.4 billion, respectively, during the same periods last year. These products treat or prevent a broad range of conditions, such as infectious disease, glaucoma, benign prostate enlargement and migraine.

         Global sales of ZETIA (branded EZETROL outside of the United States), the cholesterol absorption inhibitor developed and marketed by Merck and Schering-Plough, reached $242 million in the second quarter and $432 million for the first six months. More than 9.6 million prescriptions have been written in the United States since the U.S. launch of ZETIA in mid-

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

November 2002, according to IMS Health. ZETIA currently accounts for 6 percent of new prescriptions in the cholesterol-lowering class and is now reimbursed for nearly 90 percent of all patients in managed care plans across the United States. To date, EZETROL has been launched in more than 40 countries outside of the United States. Additional markets are expected to launch EZETROL in 2004 upon completion of pricing/reimbursement national processes.

         VYTORIN (branded INEGY in many countries outside of the United States) has been recently launched in Germany and Mexico. Additional markets are expected to launch VYTORIN in 2004 upon completion of pricing/reimbursement national processes. VYTORIN is the first product to target the body's two sources of cholesterol through dual inhibition - inhibiting both cholesterol production in the liver and absorption in the intestine. Merck/Schering-Plough Pharmaceuticals submitted an NDA for VYTORIN to the FDA on Sept. 24, 2003. The filing was accepted by the FDA for standard review on Nov. 23, 2003.

ADDITIONAL SECOND-QUARTER ACTIVITIES

         On July 6, the United States District Court for the District of New Jersey granted a motion by Merck, Medco Health Solutions and certain officers and directors to dismiss a purported class action complaint. The case involves claims related to Merck's revenue recognition practice for retail co-payments paid by individuals to whom Medco Health Solutions provides pharmaceutical benefits, as well as other allegations. The complaint was dismissed with prejudice. The Court's decision is subject to appeal. Merck is awaiting decision on a motion before the same Court to dismiss a related shareholder derivative action.

        In order to ensure there are no reporting relationships among members of Merck's Board of Directors, William Daley and Heidi Miller recently resigned from the Merck Board. Mr. Daley has assumed a position with JP Morgan Chase, where Merck Board member William B. Harrison, Jr. is chairman and chief executive officer. Ms. Miller, who was an employee of Bank One prior to its merger with JP Morgan Chase, assumed a position with JP Morgan Chase after the merger.

EARNINGS CONFERENCE CALL

         Investors are invited to a live Web cast of Merck's second-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck's Web site (www.merck.com/newsroom). Institutional investors and analysts can participate in the call by

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
                                       8

dialing (913) 981-4910. Journalists are invited to listen by dialing (913) 981-5522. The Web cast will be available for replay on the Web site until July 28.

ABOUT MERCK

         Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

FORWARD-LOOKING STATEMENT

         This press release, including the financial information that follows, contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K (if any) which the company incorporates by reference.

                                      # # #

                        MERCK FINANCIAL GUIDANCE FOR 2004

Worldwide net sales will be driven by the company's major in-line products, including the impact of new studies and indications. Sales forecasts for those products for 2004 are as follows:

                                                                      WORLDWIDE
PRODUCT                  THERAPEUTIC CATEGORY                       2004 NET SALES
-------                  --------------------                       --------------

ZOCOR                    Cholesterol modifying                      $4.9 to $5.1 billion
FOSAMAX                  Osteoporosis                               $3.0 to $3.2 billion
COZAAR / HYZAAR          Hypertension                               $2.7 to $2.9 billion
Coxibs                   Arthritis and Pain                         $2.8 to $3.0 billion
(VIOXX and ARCOXIA)
SINGULAIR                Asthma and Seasonal Allergic Rhinitis      $2.4 to $2.7 billion

o Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. In 2004, Merck anticipates these revenues to be approximately $1.5 to $1.7 billion.

o The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2004. Equity Income from Affiliates includes the results of the Merck and Schering-Plough collaboration combined with the results of Merck's other joint venture relationships. Equity Income from Affiliates is expected to be approximately $850 to $950 million for 2004.

o Merck continues to expect that manufacturing productivity will offset inflation on product costs.

o Product gross margin percentage is estimated to be approximately 80 to 81 percent as a result of changes to the sales mix.

o Research and Development expense (which excludes joint ventures) is anticipated to increase at a high-teens percentage growth rate over the full-year 2003 level. This guidance includes acquired R&D expenses in 2003 and 2004.

o Consolidated Marketing and Administrative expense is estimated to be at the same level as the full-year 2003 expense. This guidance excludes restructuring costs in 2003 and 2004.

o The consolidated 2004 tax rate is estimated to be approximately 28 to 29 percent.

o Merck plans to continue its stock buyback program in 2004. As of June 30, $9.1 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

         The company is on track to eliminate 4,400 positions worldwide. Approximately 4,000 positions had been eliminated as of June 30. This program, which was announced in October 2003, will be completed by the end of 2004. Restructuring costs for full-year 2004 are expected to be approximately $60 to $80 million.

         Given these guidance elements, and including the effect of the restructuring, Merck & Co., Inc. anticipates full-year 2004 earnings per share
(EPS) of $3.11 to $3.17 and third-quarter EPS of $0.80 to $0.84.

                                    - more -

ABOUT MERCK

         Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

FORWARD-LOOKING STATEMENT

         This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the cautionary statements in Item 1 of Merck's Form 10-K for the year ended Dec. 31, 2003, and in its periodic reports on Form 10-Q and Form 8-K (if any) which the company incorporates by reference.

                                     # # #

The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and six months ended June 30, 2004, compared with the corresponding period of the prior year.


                                                                             Merck & Co., Inc.
                                                                           Consolidated Results
                                                                (In Millions Except Earnings per Common Share)
                                                                           Quarter Ended June 30
                                                                ----------------------------------------------
                                                                                                     %
                                                                 2004               2003           Change
                                                                 ----               ----           ------
Sales                                                           $6,021.7           $5,525.4         9%

Costs, Expenses and Other
    Materials and production                                     1,131.3              988.5         14
    Marketing and administrative (1)                             1,616.2            1,589.9          2
    Research and development (2)                                   986.0              786.4         25
    Equity income from affiliates                                 (220.5)            (187.4)        18
    Other (income) expense, net                                     69.9             (121.8)         *

Income from Continuing Operations
   Before Taxes                                                  2,438.8            2,469.8         -1

Taxes on Income (3)                                                670.7              685.3

Income from Continuing Operations                               $1,768.1           $1,784.5         -1

Income from Discontinued Operations, Net of Taxes                     --               82.5

Net Income                                                      $1,768.1           $1,867.0         N/M

Average Shares Outstanding
   Assuming Dilution                                             2,230.1            2,261.1

Earnings per Common Share
   Assuming Dilution
      Continuing Operations                                        $0.79              $0.79         --
      Discontinued Operations                                         --               0.04
                                                                    ----              ----
      Total                                                        $0.79              $0.83         N/M


N/M Comparison not meaningful as a result of the spin-off of Medco Health.

* > 100%

(1) 2004 Marketing and administrative expense includes $21 million for restructuring costs.

(2) Research and development expense includes licensing expense for research collaborations, including the initial payments of $100 million to Bristol-Myers Squibb and $20 million to Vertex in the second quarter of 2004.


(3) The effective tax rate was 27.5% and 27.7% for the second quarter of 2004 and 2003, respectively.



                                                                            Merck & Co., Inc.
                                                                            Consolidated Results
                                                               (In Millions Except Earnings per Common Share)
                                                                          Six Months Ended June 30
                                                          ---------------------------------------------------------

                                                                                                        %
                                                                    2004               2003           Change
                                                                    ----               ----          ------
Sales                                                             $11,652.6          $11,096.8         5%

Costs, Expenses and Other
    Materials and production                                        2,247.1            2,068.6          9
    Marketing and administrative (1)                                3,227.6            3,103.9          4
    Research and development (2)                                    1,982.3            1,597.1         24
    Equity income from affiliates                                    (415.2)           (284.7)         46
    Other (income) expense, net                                      (170.9)            (74.0)          *

Income from Continuing Operations
   Before Taxes                                                     4,781.7            4,685.9          2

Taxes on Income (3)                                                 1,395.0            1,356.5

Income from Continuing Operations                                  $3,386.7           $3,329.4          2

Income from Discontinued Operations, Net of Taxes                        --              248.0

Net Income                                                         $3,386.7           $3,577.4         N/M

Average Shares Outstanding
   Assuming Dilution                                                2,231.2            2,261.6

Earnings per Common Share
   Assuming Dilution
      Continuing Operations                                           $1.52              $1.47          3
      Discontinued Operations                                            --               0.11
                                                                       ----               ----
      Total                                                           $1.52              $1.58         N/M


N/M Comparison not meaningful as a result of the spin-off of Medco Health.

* > 100%

(1) 2004 Marketing and administrative expense includes $55 million for restructuring costs.

(2) Research and development expense includes acquired research expense of $125 million resulting from the acquisition of Aton Pharma, Inc. in 2004 and $90 million associated with the increase in ownership of Banyu Pharmaceutical Co. Ltd. in 2003. Research and development expense also includes licensing expense for research collaborations, including the initial payments of $70 million to Lundbeck in the first quarter of 2004 and $100 million to Bristol-Myers Squibb and $20 million to Vertex in the second quarter of 2004.

(3) The effective tax rate was 29.2% and 28.9% for the first six months of 2004 and 2003, respectively.


                                      # # #